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                                                                    EXHIBIT 99.3

                           [LOGO OF ADVANSTAR, Inc.]


                                                Contact: Michelle Mitchell
FOR IMMEDIATE RELEASE                           Phone: 440-891-2766
                                                E-mail: mmitchell@advanstar.com
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ADVANSTAR SALE CLOSES
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BOSTON, Mass. -- October 11, 2000 -- The sale of Advanstar, Inc. to DLJ Merchant
Banking Partners and Advanstar management closed today as planned. The transaction values the Company at more than $900 million, which was paid in cash and other securities. DLJ Merchant Banking Partners is the merchant banking affiliate of Donaldson, Lufkin & Jenrette (NYSE: DLJ).

The sale was originally announced on August 15, 2000, with closing subject to termination of the Hart-Scott-Rodino waiting period and other customary contract conditions.

Advanstar, Inc., through its subsidiary Advanstar Communications Inc., publishes 103 business magazines and directories, produces more than 100 exhibitions and conferences, maintains 79 web sites, and provides direct mail and other marketing services to 19 industries including fashion and apparel, travel and hospitality, specialty retail, healthcare, pharmaceutical, science, information technology and communications, and manufacturing and processing. Last year, Advanstar, Inc. formed a separate subsidiary, recently branded Hive4.com, to develop its internet business and has plans to build over 20 market-focused community and exchange sites for its major industries of buyers and sellers. For more information, please visit www.advanstar.com or www.hive4.com. Advanstar's
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headquarters is located at 545 Boylston Street, Boston, Mass. 02116; telephone number 617-267-6500.

DLJ Merchant Banking Partners targets the purchase of equity and mezzanine securities in leveraged transactions such as the Advanstar transaction.

Advanstar, Inc. was owned since May, 1996 by Hellman & Friedman Capital Partners III, L.P. Morgan Stanley Dean Witter and Peter J. Solomon Company represented Advanstar in the transaction.
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